                                                                 Exhibit (a)(10)

               RECOMMENDED PROPOSALS MADE TO OPTION HOLDERS UNDER THE
                              UNIONAMERICA HOLDINGS PLC
              1996 EXECUTIVE SHARE OPTION SCHEME DATED NOVEMBER 6, 1997



THIS LETTER AND THE ACCOMPANYING DOCUMENTS ARE IMPORTANT AND REQUIRE YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you should seek your own financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial advisor authorised under the Financial Services Act 1986.
Smith Barney Europe, Ltd., which is regulated by The Securities and Futures Authority Limited in the UK, is acting exclusively for MMI and no one else in connection with the Offer and the Recommended Proposals and will not be responsible to anyone other than MMI for providing the protections afforded to customers of Smith Barney Europe Limited, nor for giving advice in relation to the Offer or the Recommended Proposals.
Smith Barney Europe, Ltd. has approved the contents of this letter and the accompanying acceptance form for the purposes of section 57 of the Financial Services Act 1986.
The Directors of MMI accept responsibility for the information contained in this letter concerning MMI, the Offer and the Recommended Proposals and the Directors of Unionamerica accept responsibility for all the information contained in this document relating to the Unionamerica Holdings plc Unapproved Executive Share Option Scheme and themselves. To the best of such Directors' respective knowledge and belief (having taken all reasonable care to ensure that such is the case), the information contained in this letter for which such Directors are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

                    ---------------------------------------------

                                 MMI COMPANIES, INC.

                                RECOMMENDED PROPOSALS
                                       MADE TO
                                 OPTION HOLDERS UNDER
                      THE UNIONAMERICA HOLDINGS PLC UNAPPROVED
                          EXECUTIVE SHARE OPTION SCHEME

                 ---------------------------------------------------

YOUR COMPLETED ACCEPTANCE FORM ("ACCEPTANCE FORM") SHOULD BE RECEIVED AS SOON AS POSSIBLE AND IN ANY EVENT, NOT LATER THAN 3.00PM ON FRIDAY 28 NOVEMBER 1997 BY TREVOR SMITH, THE COMPANY SECRETARY OF UNIONAMERICA, AT 3 MINSTER COURT, MINCING LANE, LONDON EC3R 7DD. THE PROCEDURE FOR ACCEPTANCE IS SET OUT ON PAGES 4 AND 6 OF THIS LETTER AND IN THE ACCOMPANYING ACCEPTANCE FORM. PLEASE CONTACT TREVOR SMITH, THE COMPANY SECRETARY OF UNIONAMERICA, IF YOU HAVE ANY QUESTIONS ABOUT THIS LETTER.

IF YOU TAKE NO ACTION YOUR OPTION IS LIKELY TO LAPSE AND BECOME WORTHLESS.

Unionamerica Holdings plc              MMI Companies Inc.
3 Minster Court                        540 Lake Cook Road
Mincing Lane                           Deerfield
London EC3R 7DD                        Illinois 60015-5290
Registered No. 2822469



                                                                 6 November 1997



TO OPTION HOLDERS IN THE UNIONAMERICA HOLDINGS PLC UNAPPROVED EXECUTIVE SHARE OPTION SCHEME ("THE 1993 SCHEME")

Dear Option holder,

RECOMMENDED PROPOSALS BY MMI TO OPTION HOLDERS IN THE 1993 SCHEME FOLLOWING ITS RECOMMENDED OFFER FOR UNIONAMERICA

1   INTRODUCTION

As you already know, on 25 June 1997 MMI Companies, Inc. ("MMI") and Unionamerica Holdings plc ("Unionamerica") announced that they had signed an Acquisition Agreement, under which MMI would make a share for share offer ("the Offer") to acquire the whole of the issued share capital of Unionamerica. The Offer is recommended for acceptance by the Unionamerica Board. Full details of the Offer are set out in the offer to exchange/prospectus dated 5 November 1997 ("the Prospectus"), a copy of which is enclosed together with an Acceptance Form for you to complete if you wish to accept either of the recommended proposals described below. Words and expressions defined in the rules of the 1993 Scheme and the Prospectus have the same meaning in this letter and the Acceptance Form unless otherwise stated. This letter should be read in conjunction with the Prospectus and the Acceptance Form.

The purpose of this letter is to explain the effect of the Offer on your option granted on __________ ("Option"), and to describe the recommended proposals ("the Recommended Proposals") which MMI is making available to you in respect of your Option. The Recommended Proposals have been jointly developed and agreed by Unionamerica and MMI. ACCEPTANCE OF THE RECOMMENDED PROPOSALS WILL BE CONDITIONAL ON THE OFFER BECOMING OR BEING DECLARED UNCONDITIONAL IN ALL RESPECTS.

2   EFFECT OF THE OFFER ON YOUR OPTION

You are currently entitled to exercise your Option.

However, the Directors of Unionamerica have determined in accordance with the rules of the 1993 Scheme that your Option will lapse on the expiry of the period during which MMI can compulsorily acquire Unionamerica Securities from Unionamerica Securityholders unless you accept either of the Recommended Proposals or otherwise exercise your Option. MMI intends to commence the compulsory acquisition procedure as soon as it is able to do so after the Offer becomes or has been declared unconditional in all respects.

Special proposals have been formulated so that if you complete and return the Acceptance Form by the closing date of the Offer you can arrange for your Option to be exercised before the Offer closes.

If the Offer is closed and you have not exercised your Option by then MMI intends to amend the Articles of Association of Unionamerica, so that if you exercise your Option before the end of the compulsory acquisition procedure, the Unionamerica Securities issued will be automatically exchanged for MMI Common Stock in accordance with the terms of the Offer.

3   THE RECOMMENDED PROPOSALS

3.1 YOU MAY:

(a) EXERCISE YOUR OPTION, IN WHOLE OR IN PART, CONDITIONAL UPON THE OFFER BECOMING OR BEING DECLARED UNCONDITIONAL IN ALL RESPECTS AND ACCEPT THE OFFER IN RESPECT OF THE UNIONAMERICA SECURITIES ACQUIRED BY YOU ON EXERCISE OF YOUR OPTION; OR

(b) RELEASE YOUR OPTION, IN WHOLE OR IN PART, CONDITIONAL UPON THE OFFER BECOMING OR BEING DECLARED UNCONDITIONAL IN ALL RESPECTS IN RETURN FOR THE GRANT OF A REPLACEMENT OPTION OVER MMI COMMON STOCK ("THE OPTION ROLL-OVER PROPOSAL").

3.2 FACTORS TO CONSIDER BEFORE MAKING AN ELECTION

Your choice may be influenced by whether or not you are restricted from disposing of Unionamerica Securities or MMI Common Stock after Closing. There are different categories of restriction. You must check into which category you fall. Those who are not subject to any restrictions on disposal of Unionamerica Securities or MMI Common Stock after Closing are listed in category 1 of the Appendix. Those who are not subject to any restrictions on disposal of MMI Common Stock (but who are subject to restrictions on any disposal of Unionamerica Securities) after Closing are listed in category 2 of the Appendix. Those who are restricted from disposing of both Unionamerica Securities and MMI Common Stock during the period commencing 30 days prior to Closing and ending when the financial results of MMI covering at least 30 days of post-Closing combined operations of MMI and Unionamerica have been published are listed in category 3 of the Appendix. Whichever category you are in, you are able to accept either of the Recommended Proposals. However, you should pay particular attention to paragraph 3.7 below especially if you are a category 3 Option holder.

3.3 EXERCISE YOUR OPTION AND ACCEPT THE OFFER

The Offer consists of an offer by MMI to acquire each outstanding share of $0.0448 of Unionamerica Common Stock (including shares represented by Unionamerica ADSs) in exchange for 0.836 shares of MMI Common Stock. Each share of MMI Common Stock issued in connection with the Offer will be identical to other MMI Common Stock in issue and in particular will be accompanied by a right which will entitle the registered holder thereof to purchase from MMI a unit of Series B Preferred Stock at a purchase price of $75.00, subject to adjustment, pursuant to a rights agreement referred to in the Prospectus on page 53 ("the Rights Agreement"). A summary of the Offer is set out on pages 4 to 16 of the Prospectus.

By completing the Acceptance Form to elect to exercise your Option and accept the Offer, you are authorising the exercise of your Option as soon as the Offer becomes or is declared unconditional in all respects, and the immediate acceptance of the Offer in respect of the Unionamerica Securities you acquire on exercise of your Option.

3.4 HOW TO EXERCISE YOUR OPTION AND ACCEPT THE OFFER

If you decide to exercise your Option, in whole or in part, and accept the Offer, conditional upon the Offer becoming or being declared unconditional in all respects, you should:

- complete and sign the Acceptance Form and return it to Trevor Smith, the Company Secretary of Unionamerica, so as to arrive no later than 3.00PM ON FRIDAY 28 NOVEMBER 1997; and

- enclose with the duly completed Acceptance Form a cheque and your option certificate. If you cannot find your option certificate you should contact Trevor Smith. If the Offer is not declared unconditional in all respects your cheque will be returned to you within 14 days of the Offer lapsing.

You are particularly advised to refer to the section headed "Delivery of Consideration" on page 37 of the Prospectus for details of the arrangements relating to settlement of the consideration due under the Offer.

3.5 OPTION ROLL-OVER PROPOSAL

Conditional on the Offer becoming or being declared unconditional in all respects, you may accept an offer by MMI to grant you a new option (your "New Option") over MMI Common Stock in consideration for the release, in whole or in part, of your Option over Unionamerica Securities ON THE BASIS THAT FOR EACH OF THE UNIONAMERICA SECURITIES RELEASED UNDER YOUR OPTION, YOU WILL BE GRANTED A NEW OPTION OVER 0.836 SHARES OF MMI COMMON STOCK.

Each share of MMI Common Stock issued on exercise of the New Option will be identical to other shares of MMI Common Stock in issue and, in particular, will be accompanied by a right which will entitle the registered holder thereof to purchase from MMI a unit of Series B Preferred Stock at a purchase price of $75.00, subject to adjustment, pursuant to the Rights Agreement.

IF YOU ACCEPT THE OPTION ROLL-OVER PROPOSAL, YOU SHOULD BE AWARE THAT WHEN YOU SUBSEQUENTLY WANT TO EXERCISE YOUR NEW OPTION YOU WILL BE ABLE TO USE A CASH-LESS EXERCISE FACILITY WHICH MMI HAS ARRANGED WITH SMITH BARNEY INC. MORE INFORMATION IS AVAILABLE BY TELEPHONING MICHAEL J GALLAGHER OF SMITH BARNEY INC. ON 001 312 419 3534.

The effect of the grant of a New Option will be as follows:

(i) your rights under the 1993 Scheme will not change in any way except that your New Option will be over shares in MMI Common Stock. The rules of the 1993 Scheme will continue to apply as they currently apply to your Option;

(ii) your New Option will be regarded as having been granted on __________, the date when your Option was granted and will continue to be exercisable, subject to the rules of the 1993 Scheme, until the date that your Option would have lapsed under the rules of the 1993 Scheme. Your New Option will therefore be exercisable from the time it is granted;

(iii) the total price payable on exercise of your New Option in full will be not more than it would have been for your Option; and

(iv) on exercise of your New Option, income tax will be collected through the PAYE system (see paragraph 4.3 below). A special rule will therefore apply to your New Option to deal with the collection of income tax.

      On exercise of your New Option, if any company in the MMI group is obliged to account for any tax or other similar liability in any jurisdiction for which you are liable or which is recoverable from you ("the Tax Liability"), no MMI Common Stock shall be issued or transferred to you unless you have either:-

      (a) made a payment to that company of an amount equal to the Tax Liability; or

      (b) entered into arrangements with that company to ensure that such a payment is made.

      EXAMPLE:

      AN OPTION HOLDER HAS AN OPTION OVER 21,008 UNIONAMERICA SECURITIES WITH AN EXERCISE PRICE OF $4.48. THE TOTAL EXERCISE PRICE PAYABLE ON EXERCISE OF THE OPTION IN FULL WOULD HAVE BEEN $94,115.84. THE TOTAL PRICE PAYABLE ON EXERCISE OF THE NEW OPTION IN FULL WILL NOT EXCEED THIS AMOUNT.

      THE NEW OPTION WOULD THEREFORE BE GRANTED IN RESPECT OF 17,562 SHARES IN MMI COMMON STOCK (I.E. 21,008 X 0.836 = 17,562.688). (THE NUMBER OF SHARES IS ROUNDED DOWN TO THE NEAREST WHOLE NUMBER OF SHARES, I.E 17,562.)

      THIS MEANS THAT THE PRICE PER SHARE OF MMI COMMON STOCK PAYABLE ON EXERCISE ON THE NEW OPTION WILL BE $5.35 (I.E. $94,115.84 DIVIDED BY 17,562 = $5.3590616). (THE PRICE PAYABLE PER SHARE IS ROUNDED DOWN TO THE NEAREST CENT, I.E $5.35 SO THAT THE TOTAL PRICE PAYABLE DOES NOT EXCEED $94,115.84. THEREFORE, THE TOTAL PRICE PAYABLE ON EXERCISE IN FULL OF THE NEW OPTION WILL BE $93,956.70)

3.6   HOW TO ACCEPT THE OPTION ROLL-OVER PROPOSAL

If you wish to accept, in whole or in part, the Option Roll-Over Proposal conditional upon the Offer becoming or being declared unconditional in all respects, you should:

- carefully complete and sign the enclosed Acceptance Form and return it to Trevor Smith, the Company Secretary of Unionamerica, SO AS TO ARRIVE NO LATER THAN 3.00PM ON FRIDAY 28 NOVEMBER 1997; and

- enclose with the duly completed Acceptance Form your option certificate. If you cannot find your option certificate you should contact Trevor Smith. If the Offer does not become or is not declared unconditional in all respects, your option certificate will be returned to you.

If you accept the Option Roll-Over Proposal you will receive in due course a new option certificate specifying the number of shares of MMI Common Stock subject to your New Option and the exercise price per share of MMI Common Stock.

At the appropriate time, you should contact George Rosic of MMI on 001 847 374 2266 to check that there are no restrictions on exercising your New Option or disposing of MMI Common Stock acquired by you.

3.7   GENERAL CONSIDERATIONS

You must consider the taxation implications of each Recommended Proposal very carefully before you decide which Recommended Proposal to accept particularly if you would need a loan to pay for any exercise of your Option. (These are summarised in more detail in paragraph 4 of this letter.)

If you exercise your Option and accept the Offer the income tax due in respect of such exercise WILL NOT BE PAYABLE UNTIL __________ WHEREAS INCOME TAX IS PAYABLE IMMEDIATELY THROUGH OPERATION OF PAYE ON ANY EXERCISE OF YOUR NEW OPTION.

If you do not need a loan to exercise your Option and you decide to exercise your Option and accept the Offer, you would have to bear the cost of funding the exercise of your Option until such time as you can sell your resulting MMI Common Stock. However, you will not have to pay the income tax due until __________. This benefit may outweigh your funding costs if you are a category 1 or category 2 Option holder because you are not restricted from selling MMI Common Stock after Closing.

If you are a category 3 Option holder you will need to consider your position very carefully. You could if you accept the Option Roll-Over Proposal wait to exercise your New Option until such time as you were able to sell your resulting shares of MMI Common Stock, i.e. your funding costs may be lower BUT income tax would be payable IMMEDIATELY.

3.8   OTHER CHOICES

In addition to the Recommended Proposals you may:-

(a)   EXERCISE YOUR OPTION BUT NOT ACCEPT THE OFFER

      If you are in category 1, you may exercise your Option at any time and obtain Unionamerica Securities. However, MMI intends to acquire compulsorily such Unionamerica Securities when it is able to do so on the same terms as the Offer;

(b)   EXERCISE YOUR OPTION AND SELL SHARES IN THE MARKET

      If you are in category 1, you may exercise your Option at any time and obtain Unionamerica Securities. If Unionamerica ADSs continue to be traded on the NYSE you will be free to sell such Unionamerica ADSs. However, there is no guarantee that you will have a market for your shares.

(c)   TAKE NO ACTION

      If you take no action at all you should be aware that your Option will lapse at the end of the period during which Unionamerica Securities can be compulsorily acquired by MMI.

IF YOU ARE IN CATEGORY 2 OR CATEGORY 3, YOU ARE REMINDED THAT YOU HAVE GIVEN AN IRREVOCABLE UNDERTAKING TO MMI TO ACCEPT THE RECOMMENDED PROPOSALS OR TO ALLOW YOUR OPTION TO LAPSE.

4     TAXATION

4.1   UK TAX CONSEQUENCES OF EXERCISE

If you exercise your Option, you will be chargeable to income tax on the amount by which the market value of the relevant Unionamerica Securities on the date of exercise exceeds the subscription monies paid by you. This charge to income tax will arise whether or not you sell your Unionamerica Securities or accept the Offer.

Unionamerica must disclose details of the exercise to the Inland Revenue at the end of the tax year.

You should also include details in your tax return for 1997/98.

If you receive a self assessment return under the self assessment rules for the tax year 1997/98 you will have to give details of any option exercise that gives rise to an income tax liability and/or any chargeable gains.

If you do not receive a self assessment return but have received income through the exercise of an option which has not been taxed in full, you are required to notify the Inland Revenue within six months of the end of the relevant tax year (that is by the following 5 October). Tax will either be collected by an adjustment to your PAYE Code (if the total tax is under L1,000) or by self assessment (if the total tax is L1,000 or more). In the latter case you will normally have to obtain and fill in a tax return. The self assessment return includes special pages for share schemes and you should ask the Inland Revenue to include the share scheme pages when they send you your return.

IF YOU ARE ASKED TO COMPLETE A SELF ASSESSMENT RETURN IN EITHER OF THE ABOVE CIRCUMSTANCES, TAX MUST BE PAID BY 31 JANUARY IN THE FOLLOWING TAX YEAR (I.E. 31 JANUARY _____).

An employee who completes a self assessment return for any year may be liable to make payments on account for the next year. If you do not expect to have similar tax liabilities in later tax years (e.g. because you have exercised your Option and do not have any other options) you should complete Inland Revenue form SA 303 so that you do not have to make any payments on account of tax liabilities for later years.

4.2   UK TAX CONSEQUENCES OF ACCEPTING THE OFFER

The receipt of MMI Common Stock for Unionamerica Securities will not be treated as a disposal for the purposes of capital gains tax. The MMI Common Stock will instead be treated as the same asset as the Unionamerica Securities and as having been acquired at the same time as the Unionamerica Securities. A charge to capital gains tax may arise on the eventual disposal of MMI Common Stock depending on your personal circumstances.

4.3   UK TAX CONSEQUENCES OF THE OPTION ROLL-OVER PROPOSAL

There will be no tax charge on the release of your Option and the grant of your New Option.

On exercise of your New Option you will be chargeable to income tax on the amount by which the market value of the relevant MMI Common Stock on the date of exercise exceeds the subscription monies paid by you. THIS TAX WILL BE PAID IMMEDIATELY BY YOUR EMPLOYING COMPANY UNDER THE PAYE TAX WITHHOLDING MECHANISM (WHEREAS IF YOU EXERCISE YOUR OPTION, PAYE WILL NOT APPLY AND THE INCOME TAX MUST BE PAID UNDER THE SELF ASSESSMENT RULES DESCRIBED ABOVE).

You will still have to notify the Inland Revenue of the exercise of your New Option in accordance with the provisions set out in paragraph 4.1 above even though you will already have paid income tax under the PAYE withholding mechanism.

Paragraph 4 of this letter is a guide to the relevant UK taxation law applicable to UK residents. It is provided for your use without liability or responsibility on the part of MMI or Unionamerica. If you are not resident in the UK or are uncertain as to your tax position you are advised to consult your own independent tax advisors as to your individual tax position.

5     RECOMMENDATION

In view of MMI's wish that the executive directors of Unionamerica Insurance Company Limited commit to the long-term interests of the enlarged MMI group of companies, the executive directors of Unionamerica Insurance Company Limited have undertaken to accept the Recommended Proposals, or to allow their Options to lapse.

THE BOARD OF UNIONAMERICA, WHICH HAS BEEN ADVISED BY DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION, CONSIDERS THE RECOMMENDED PROPOSALS TO BE FAIR AND REASONABLE AND THEREFORE UNANIMOUSLY RECOMMENDS THEM TO OPTION HOLDERS. REMEMBER IF YOU DO NOTHING YOUR OPTION IS LIKELY TO LAPSE AND BECOME WORTHLESS.

Please contact Trevor Smith, the Company Secretary of Unionamerica if you have any questions about this letter or the Prospectus. If you are in any doubt as to the action you should take, you should seek your own financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial advisor authorised under the Financial Services Act 1986.

COMPLETED ACCEPTANCE FORMS SHOULD BE RECEIVED AS SOON AS POSSIBLE AND IN ANY EVENT, NOT LATER THAN 3.00PM ON [5 BUSINESS DAYS BEFORE CLOSING DATE FOR OFFER] 1997 BY TREVOR SMITH, THE COMPANY SECRETARY OF UNIONAMERICA, AT 3 MINSTER COURT, MINCING LANE, LONDON

EC3R 7DD.

B. Frederick Becker                         R. A. Spass
Chairman and Chief Executive Officer        Chairman
for and on behalf of MMI                    for and on behalf of Unionamerica

      THE APPENDIX

                                      Category 1




                                      Category 2






                                      Category 3